Exhibit 22.1

SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES

As of December 31, 2025, Regency Centers Corporation (“RCC”) owned approximately 97.9% of the outstanding common partnership units of Regency Centers, L.P. (“RCLP”). In addition to the below, RCLP will be the issuer of debt securities under the indenture to be entered into among RCC, as parent guarantor, and RCLP for any new debt securities.

Guaranteed Securities	Issuer	Guarantor
$100 million 3.81% notes due May 11, 2026	Regency Centers Corporation	Regency Centers, L.P.
$100 million 3.91% notes due August 11, 2026	Regency Centers Corporation	Regency Centers, L.P.
$525 million 3.60% notes due February 1, 2027	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.125% notes due March 15, 2028	Regency Centers, L.P.	Regency Centers Corporation
$425 million 2.95% notes due September 15, 2029	Regency Centers, L.P.	Regency Centers Corporation
$600 million 3.70% notes due June 15, 2030	Regency Centers, L.P.	Regency Centers Corporation
$400 million 5.00% notes due July 15, 2032	Regency Centers, L.P.	Regency Centers Corporation
$400 million 5.25% notes due January 15, 2034	Regency Centers, L.P.	Regency Centers Corporation
$325 million 5.10% notes due January 15, 2035	Regency Centers, L.P.	Regency Centers Corporation
$425 million 4.40% notes due February 1, 2047	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.65% notes due March 15, 2049	Regency Centers, L.P.	Regency Centers Corporation